Exhibit 99.1

1000 Louisiana, Suite 4300
Houston, TX 77002
713.584.1000
www.targaresources.com
Targa Resources Partners LP and Targa Resources Corp. Report
First Quarter 2011 Financial Results
HOUSTON — May 5, 2011 — Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) and Targa Resources Corp. (NYSE: TRGP) (“TRC” or the “Company”) today reported first quarter 2011 results. First quarter 2011 net income attributable to Targa Resources Partners was $37.8 million or $0.37 per diluted limited partner unit, compared to a net income attributable to Targa Resources Partners of $42.6 million or $0.14 per diluted limited partner unit for the first quarter of 2010. Net income for the first quarters of 2011 and 2010 included a $0.2 million non-cash loss and a $17.2 million non-cash gain related to derivative instruments, respectively. The Partnership’s first quarter of 2010 also included $15.6 million in affiliate and allocated interest expense for periods prior to the acquisitions of assets from TRC by the Partnership. The Partnership reported Adjusted EBITDA of $107.4 million for the first quarter of 2011 compared to $97.5 million for the first quarter of 2010.
The Partnership’s distributable cash flow for the first quarter 2011 of $72.1 million corresponds to distribution coverage of approximately 1.3 times the $55.2 million in total distributions to be paid on May 13, 2011 (see the section of this release entitled “Targa Resources Partners — Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, gross margin, operating margin and distributable cash flow, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”)).
“We are very pleased with our first quarter operating and financial results which were driven by strong performance across all operating segments,” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa Resources Corp. “We have also recently completed several key growth initiatives. Our 78 MBbl/d CBF expansion has been placed in commercial service, we successfully closed the acquisition of the Channelview Refined Products and Crude Terminal Facility (“Channelview Terminal”), and we entered into a multi-year LPG export deal at our Galena Park Marine Terminal. The scale and diversity of our operations combined with our focus on execution allow us to capitalize on strong industry fundamentals that are driving volume growth both in liquids-rich natural gas production and in NGL supplies. These dynamics support our gathering and processing volumes, drive growth in our fee-based Downstream Business, and contribute to operating margin expansion and organic growth opportunities across our businesses.”
On April 11, 2011, the Partnership announced a cash distribution for the first quarter of 2011 of 55.75¢ per common unit, or $2.23 per unit on an annualized basis. The cash distribution will be paid on May 13, 2011 on all outstanding common units to holders of record as of the close of business on April 21, 2011. The total distribution to be paid is $55.2 million, with $40.8 million to the Partnership’s third-party limited partners, and $6.5 million, $6.8 million and $1.1 million to TRC for its ownership of common units, incentive distribution rights and its 2% general partner interest in the Partnership, respectively.

Targa Resources Partners — Capitalization, Liquidity and Financing Update
Total funded debt at the Partnership as of March 31, 2011 was $1,179.1 million including $201.3 million outstanding under the Partnership’s $1.1 billion senior secured revolving credit facility, $209.1 million of 8 1/4% senior unsecured notes due 2016, $72.7 million of 11 1/4% senior unsecured notes due 2017 (the “11 1/4% Notes”), $250.0 million of 7 7/8% senior unsecured notes due 2018, $483.6 million of 6 7/8% senior unsecured notes due 2021 (the “6 7/8% Notes”) and $37.6 million of unamortized discounts.
At March 31, 2011, the Partnership had available revolver capacity of $785.1 million, after giving effect to $113.6 million in outstanding letters of credit, and had $63.6 million of cash resulting in total liquidity of $848.7 million.
On January 24, 2011, the Partnership completed a public offering of 8,000,000 common units representing limited partner interests in the Partnership, providing net proceeds of $259.3 million. Pursuant to the exercise of the underwriters’ overallotment option on February 3, 2011, the Partnership sold an additional 1,200,000 common units, providing net proceeds of approximately $38.8 million. In addition, the general partner contributed $6.3 million for 187,755 general partner units to maintain its 2% interest. The net proceeds from the offering were used to reduce borrowings under the Partnership’s senior secured credit facility.
On February 2, 2011, the Partnership closed a private placement of $325.0 million in aggregate principal amount of 6 7/8% Notes resulting in net proceeds of $319.0 million after deducting expenses of the offering.
On February 4, 2011, the Partnership exchanged $158.6 million principal amount of its 6 7/8% Notes plus payments of $28.6 million including $0.9 million of accrued interest for $158.6 million aggregate principal amount of its 11 1/4% senior unsecured notes. The debt covenants related to the remaining $72.7 million of face value 11 1/4% notes were removed as the Partnership received sufficient consents in connection with the exchange offer to amend the indenture governing the notes.
The Partnership estimates that its total capital expenditures for 2011 will be approximately $285.0 million gross and $250 million net of non-controlling interests’ share and reimbursements. The Partnership also estimates that approximately 20-25% of the $250 million net capital expenditures will be for maintenance. This amount excludes the $29.0 million acquisition of the Channelview Terminal.
Targa Resources Corp. — First Quarter 2011 Financial Results
Targa Resources Corp., the parent of Targa Resources Partners, today reported its first quarter 2011 results. The Company, which at March 31, 2011 owned a 2.0% general partner interest (held through its 100% ownership interest in the general partner of the Partnership), all of the incentive distribution rights (“IDRs”) and 11,645,659 common units of the Partnership, presents its results consolidated with those of the Partnership.
Net income attributable to Targa Resources Corp. was $6.8 million for the first quarter 2011, compared with $21.9 million for the first quarter 2010.

Total first quarter 2011 distributions to be paid on May 13, 2011 by the Partnership to the Company will total approximately $14.4 million with $6.5 million, $1.1 million and $6.8 million paid with respect to common units, general partner interests and incentive distribution rights, respectively.
On April 11, 2011, the Company declared a quarterly cash dividend of 27.25¢ per common share, or $1.09 per common share on an annualized basis, representing an approximate 6% increase over the annualized rate paid with respect to the prorated dividend for the portion of the fourth quarter of 2010 that the Company was public. Total cash dividends will be paid May 17, 2011 on all outstanding common shares to holders of record as of the close of business on April 21, 2011.
The Company’s distributable cash flow for the first quarter 2011 of $13.2 million corresponds to dividend coverage of approximately 1.15 times the $11.5 million in total declared dividends to be paid on May 17, 2011 (see the section of this release entitled “Targa Resources Corp. — Non-GAAP Financial Measures” for a discussion of distributable cash flow and reconciliations of this measure to its most directly comparable financial measure calculated and presented in accordance with GAAP).
Targa Resources Corp. — Capitalization, Liquidity and Financing Update
Total funded debt of the Company as of March 31, 2011, excluding debt of the Partnership, was $89.3 million. The Company also has access to the full amount of its $75.0 million senior secured revolving credit facility due 2014.
The Company’s cash balance, excluding cash held at the Partnership and its subsidiaries, was $84.1 million as of March 31, 2011, resulting in total liquidity of $159.1 million.
On April 26, 2011 certain of the Company’s shareholders sold, in a secondary public offering, 5,650,000 shares of common stock under a new registration statement on Form S-1 at a net price of $30.65 per share, providing net proceeds of $173.2 million to the selling stockholders. The Company received no proceeds from the sale of shares by the selling stockholders. Pursuant to the exercise of the underwriters’ overallotment option, certain of the selling stockholders also sold an additional 847,500 shares of common stock, providing net proceeds of $26.0 million. The Company incurred approximately $0.8 million of expenses in connection with the offering.
Conference Call
Targa Resources Partners and Targa Resources Corp. will host a joint conference call for investors and analysts at 11:30 a.m. Eastern Time (10:30 a.m. Central Time) on May 5, 2011 to discuss first quarter 2011 financial results. The conference call can be accessed via Webcast through the Events and Presentations section of the Partnership’s website at www.targaresources.com, by going directly to http://ir.targaresources.com/events.cfm?company=LP or by dialing 877-881-2598. The pass code for the dial-in is 61835740. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investor’s section of the Partnership’s website. Telephone replay access numbers are 800-642-1687 or 706-645-9291 with pass code 61835740 and will remain available, along with the Webcast, until May 19, 2011.

Targa Resources Partners — Consolidated Financial Results of Operation
With the closing of the acquisitions of the Permian Business, Coastal Straddles, Versado and VESCO in 2010 and in accordance with the accounting treatment for entities under common control, the results of operations of the Partnership include the historical results of the Permian Business, Coastal Straddles, Versado and VESCO for all periods presented.

	Three Months Ended March 31,
	2011	2010
	(In millions except per unit data)
Revenues	$1,614.5	$1,483.8
Product purchases	1,400.6	1,297.9

Gross margin	213.9	185.9
Operating expenses	65.9	62.2

Operating margin	148.0	123.7
Depreciation and amortization expense	42.7	42.0
General and administrative expense	31.8	25.0

Income from operations	73.5	56.7
Interest expense, net	(27.5)	(31.0)
Equity in earnings of unconsolidated investment	1.7	0.3
Gain (loss) on mark-to-market derivative instruments	—	25.4
Other	(0.2)	—
Income tax expense	(1.8)	(1.5)

Net income (loss)	45.7	49.9
Less: Net income attributable to noncontrolling interest	7.9	7.3

Net income (loss) attributable to Targa Resources Partners LP	$37.8	$42.6

Net income attributable to predecessor operations	$—	$30.1
Net income (loss) attributable to general partner	7.6	3.1
Net income attributable to limited partners	30.2	9.4

Net income attributable to Targa Resources Partners LP	$37.8	$42.6

Basic and diluted net income per limited partner unit	$0.37	$0.14

Financial data:
Adjusted EBITDA (1)	$107.4	$97.5
Distributable cash flow (2)	72.1	76.4

(1)	Adjusted EBITDA is net income before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and non-cash risk management activities related to derivative instruments.

(2)	Distributable cash flow is net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for losses (gains) on mark-to-market derivative contracts and debt repurchases, less maintenance capital expenditures (net of any reimbursements of project costs).

Targa Resources Partners — Review of Consolidated First Quarter Results
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
Consolidated revenues (including the impacts of hedging) increased due to higher net impact of realized commodity prices ($19.8 million), and NGL and natural gas sales volumes ($107.9 million) and higher fee-based and other revenues ($10.2 million), partially offset by lower condensate sales volumes ($7.2 million).
Consolidated operating margin increased $24.3 million, reflecting higher gross margin partially offset by increased operating expenses. The increase in consolidated gross margin reflects higher revenues of $130.7 million partially offset by increases in product purchase costs of $102.7 million. The increase in consolidated operating expenses of $3.7 million primarily reflects increased compensation and benefits and fuel, utilities and catalyst costs.
See “Targa Resources Partners — Review of Segment Performance” for additional information regarding changes in the components of operating margin on a disaggregated basis.
The increase in depreciation and amortization expenses of $0.7 million reflects $2.0 million of depreciation expense related to new assets placed in service since the first quarter of 2010 less the $1.3 million impact of assets that have become fully depreciated.
General and administrative expenses increased $6.8 million reflecting higher allocations by the Company for salaries, burden and incentive compensation.
The decrease in interest expense was primarily due to a lower level of borrowings, partially offset by a higher effective interest rate.
Mark-to-market gain decreased $25.4 million. This variance is attributable to the accounting treatment of commodity hedges related to the Permian and Versado acquisitions during 2010. Under common control accounting, these hedges did not qualify for hedge accounting treatment for predecessor periods prior to our acquisition of the assets. Therefore, changes in fair value for these instruments were recorded in earnings. These derivative instruments were designated as hedges as of the date of these acquisitions, and therefore changes in value subsequent to those dates are recorded in other comprehensive income until the underlying transactions settle. The Partnership did not have mark-to-market gains on these derivatives during the first quarter of 2011, and will not have future mark-to-market gains or losses unless the hedges are de-designated.
Targa Resources Partners — Review of Segment Performance
The following discussion of segment performance includes inter-segment revenues. The Partnership views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. For a discussion of operating margin, see “Targa Resources Partners—Non-GAAP Financial Measures—Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation. For all operating statistics presented, the numerator is the total volume or sales for the period and the denominator is the number of calendar days for the period.
The Partnership reports its operations in two divisions: (i) Natural Gas Gathering and Processing, consisting of two reportable segments — (a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) Logistics and Marketing, consisting of two reportable segments — (a) Logistics Assets and (b) Marketing and Distribution. The financial results of the Partnership’s hedging activities are reported in Other.
Field Gathering and Processing Segment
The Field Gathering and Processing segment gathers and processes natural gas from the Permian Basin in West Texas and Southeast New Mexico, and the Fort Worth Basin, including the Barnett Shale, in North Texas. The segment’s processing plants include nine owned and operated facilities.
The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2011	2010
	($ in millions except price data)
Gross margin	$87.9	$90.1
Operating expenses	26.8	21.8

Operating margin	$61.1	$68.3

Operating statistics:
Plant natural gas inlet, MMcf/d
Permian	122.7	124.7
SAOU	107.2	91.5
North Texas System	184.5	173.9
Versado	158.4	186.4

	572.8	576.5

Gross NGL production, MBbl/d
Permian	14.5	14.1
SAOU	16.5	14.2
North Texas System	20.9	19.8
Versado	17.4	21.2

	69.5	69.3

Natural gas sales, BBtu/d (1)	263.1	253.5
NGL sales, MBbl/d (1)	56.4	55.2
Condensate sales, MBbl/d (1)	2.3	2.5
Average realized prices (2):
Natural gas, $/MMBtu	3.81	5.17
NGL, $/gal	1.11	1.00
Condensate, $/Bbl	91.04	76.04

(1)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the applicable period.

(2)	Average realized prices exclude the impact of hedging activities.
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
The $2.2 million decrease in gross margin for 2011 was primarily due to lower natural gas sales prices ($32.1 million), lower condensate sales volumes ($1.5 million) and higher product purchases ($6.7 million), partially offset by higher NGL and condensate sales prices ($28.2 million), higher natural gas and NGL sales volumes ($9.1 million) and higher fee based and other revenues ($1.0 million). Plant inlet volumes were essentially flat, with the impact of volumes associated with new well connects at the North Texas and SAOU systems offset by volume decreases due to severe cold weather in January and February 2011 and operational outages combined with production declines at the Partnership’s Versado system. The increased natural gas and NGL sales volumes were due primarily to higher NGL content in supply from new well connects and slightly lower plant recoveries offsetting the impact of lower plant inlet volumes.
The $5.0 million increase in operating expenses was primarily due to higher fuel, utilities and catalyst costs ($1.6 million), higher system maintenance expenses ($1.4 million) driven by severe cold weather and operational outages, as well as higher compensation and benefit costs ($1.0 million), and higher contract and professional service expenses ($1.0 million).
Coastal Gathering and Processing Segment
The Coastal Gathering and Processing segment assets are located in the onshore and near offshore region of the Louisiana Gulf Coast and the Gulf of Mexico. With the strategic location of the Partnership’s assets in Louisiana, it has access to the Henry Hub, the largest natural gas hub in the U.S., and a substantial NGL distribution system with access to markets throughout Louisiana and the southeast U.S.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2011	2010
	($ in millions except price data)
Gross margin	$46.5	$37.4
Operating expenses	10.2	9.9

Operating margin	$36.3	$27.5

Operating statistics:
Plant natural gas inlet, MMcf/d (1)
LOU	173.1	213.4
Coastal Straddles	943.4	1,135.0
VESCO	479.3	406.7

	1,595.8	1,755.1

Gross NGL production, MBbl/d
LOU	6.9	8.0
Coastal Straddles	17.1	20.1
VESCO	25.6	21.3

	49.6	49.4

Natural gas sales, Bbtu/d (2)	254.2	313.9
NGL sales, MBbl/d (2)	43.5	43.4
Condensate sales, MBbl/d (2)	0.3	1.2

Average realized prices (3):
Natural gas, $/MMBtu	4.15	5.26
NGL, $/gal	1.21	1.09
Condensate, $/Bbl	92.23	77.28

(1)	The majority of the Coastal Straddles plant volumes are gathered on third party offshore pipeline systems and delivered to the plant inlets.

(2)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the applicable period.

(3)	Average realized prices exclude the impact of hedging activities
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
The $9.1 million increase in gross margin for the three months ended March 31, 2011 is primarily due to an increase in NGL and condensate sales prices ($20.3 million), an increase in NGL sales volumes ($0.6 million), an increase in fee-based and other revenues ($1.5 million) and a decrease in commodity sales purchases ($46.3 million), partially offset by a decrease in natural gas sales prices ($25.5 million) and a decrease in natural gas and condensate sales volumes ($34.1 million). The decreases in plant inlet volumes were largely attributable to a decline in traditional wellhead and offshore supply volumes but higher liquids pricing more than offset the volume declines resulting in higher operating margin.

Logistics Assets Segment
The Logistics Assets segment is involved in transporting, storing, and fractionating mixed NGLs; storing, terminaling and transporting finished NGLs; and storing and terminaling crude and refined products. The Partnership’s logistics assets are generally connected to and supplied, in part, by its Natural Gas Gathering and Processing segments and are predominantly located at Mont Belvieu, Texas and Southwestern Louisiana. This segment also includes the activities associated with the recent acquisition of the Channelview Refined Products and Crude Terminal Facility.
The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2011	2010
	($ in millions)
Gross margin	$42.3	$37.6
Operating expenses	20.0	26.4

Operating margin	$22.3	$11.2

Operating statistics(1):
Fractionation volumes, MBbl/d	209.3	209.6
Treating volumes, MBbl/d	10.2	7.6

(1)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the applicable period.
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
The $4.7 million increase in gross margin reflects higher terminaling and storage revenue ($4.9 million) at the Partnership’s Mont Belvieu and Galena Park terminals. The increase in terminaling revenue at the Partnership’s Mont Belvieu terminal is primarily due to supply services to petrochemical customers. At the Partnership’s Galena Park terminal, the increase is due to expanded LPG export services. The acquisition of the Channelview Terminal also contributed to the higher terminaling and storage revenues.
The $6.4 million decrease in operating expenses was primarily due to a favorable system product gain/loss ($2.6 million), lower natural gas price for fuel to fractionators ($1.7 million) and less cost associated with fractionation maintenance.
Marketing and Distribution Segment
The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities. It includes (1) marketing of the Partnership’s own natural gas liquids production and purchasing natural gas liquids products in selected

United States markets; (2) providing liquefied petroleum gas balancing services to refinery customers; (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users; and (4) marketing natural gas available to the Partnership from its Natural Gas Gathering and Processing division and the purchase and resale of natural gas in selected United States markets.
The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2011	2010
	($ in millions, except price data)
Gross margin	$44.6	$30.9
Operating expenses	11.9	11.2

Operating margin	$32.7	$19.7

Operating statistics (1):
Natural gas sales, BBtu/d	664.3	609.3
NGL sales, MBbl/d	272.4	246.4
Natural gas, $/MMBtu	4.07	5.23
NGL realized price, $/gal	1.28	1.20

(1)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the applicable period.
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
The $13.7 million increase in gross margin was due to higher NGL volumes ($118.0 million) and natural gas volumes ($25.9 million), higher NGL prices ($76.4 million) offset by lower natural gas prices ($69.7 million), and higher fee-based and other revenues ($1.2 million), offset by increased product purchases ($138.2 million). Factors contributing to higher operating margins in the first quarter of 2011 included increased west coast propane sales and increased export sales.
Other
Other includes the impact on operating margin of the Partnership’s hedging activities.
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
As of the three months ended March 31, 2011, the Partnership’s cash flow hedging program decreased gross margin by $4.4 million compared to $3.0 million for the same period during 2010, reflecting higher commodity prices on forward-selling hedge contracts.

About Targa Resources Corp. and Targa Resources Partners
Targa Resources Corp. owns a 2% general partner interest (which the Company holds through its 100% ownership interest in the general partner of the Partnership), all of the outstanding incentive distribution rights (“IDRs”) and a portion of the outstanding limited partner interests in Targa Resources Partners LP.
Targa Resources Partners is a publicly traded Delaware limited partnership that is a leading provider of midstream natural gas and natural gas liquid services in the United States. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas, storing, fractionating, treating, transporting and selling natural gas liquids, or NGLs, and NGL products and storing and terminaling refined petroleum products and crude oil. The Partnership owns an extensive network of integrated gathering pipelines and gas processing plants and currently operates along the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin in North Texas. Additionally, the Partnership’s natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. Targa Resources Partners is managed by its general partner, Targa Resources GP LLC, which is indirectly wholly owned by Targa Resources Corp.
The principal executive offices of Targa Resources Corp. and Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com
Targa Resources Partners — Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures Adjusted EBITDA, gross margin, operating margin and distributable cash flow. The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Partnership’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.
Distributable Cash Flow— The Partnership defines distributable cash flow as net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for losses (gains) on mark-to-market derivative contracts and debt repurchases, less maintenance capital expenditures (net of any reimbursements of project costs). Distributable cash flow is a significant performance metric used by the Partnership and by external users of its financial statements, such as investors, commercial banks and research analysts to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the board of directors of the Partnership’s general partner) to the cash distributions it expects to pay its unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind the Partnership’s use of distributable cash flow is to measure the ability of its assets to generate cash flow sufficient to make distributions to its investors. The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Partners LP.
Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Partners LP. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision making processes.
The following table presents a reconciliation of net income attributable to Targa Resources Partners LP to distributable cash flow for the periods indicated:

	Three Months Ended
	March 31,
	2011	2010
	(In millions)
Reconciliation of net income attributable to Targa Resources Partners LP to distributable cash flow:
Net income attributable to Targa Resources Partners LP	$37.8	$42.6
Affiliate and allocated interest expense	—	15.6
Depreciation and amortization expenses	42.7	42.0
Deferred income tax expense	0.4	0.7
Amortization in interest expense	1.8	1.3
Risk management activities	0.2	(17.2)
Maintenance capital expenditures	(12.8)	(6.8)
Other (1)	2.0	(1.8)

Distributable cash flow	$72.1	$76.4

(1)	Includes reimbursements of certain environmental maintenance capital expenditures by TRC and the noncontrolling interests portion of maintenance capital expenditures and depreciation expense.
Adjusted EBITDA—The Partnership defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and non-cash risk management activities related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements such as investors, commercial banks and others.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support indebtedness and make distributions to unitholders. The GAAP measures most directly comparable to Adjusted EBITDA are net cash provided by operating activities and net income attributable to Targa Resources Partners. The Partnership’s non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net cash provided by operating activities and GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and net cash provided by operating activities and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.
The following table presents a reconciliation of net cash provided by operating activities to Targa Resources Partners L.P. Adjusted EBITDA for the periods indicated:

	Three Months Ended
	March 31,
	2011	2010
	(In millions)
Reconciliation of net cash provided by operating activities to Targa Resources Partners L.P. Adjusted EBITDA:
Net cash provided by operating activities	$98.6	$120.4
Net income attributable to noncontrolling interests	(7.9)	(7.3)
Interest expense, net (1)	25.7	14.1
Current income tax expense	1.4	0.8
Other (2)	(2.0)	(2.4)
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivable and other assets	(71.3)	(87.4)
Accounts payable and other liabilities	62.9	59.3

Adjusted EBITDA	$107.4	$97.5

(1)	Net of amortization of debt issuance costs, discount and premium included in interest expense of $1.8 million and $1.2 million for the three months ended March 31, 2011 and 2010. Excludes affiliate and allocated interest expense.

(2)	Includes equity earnings from unconsolidated investments — net of distributions, accretion expenses associated with asset retirement obligations, amortization of stock based compensation and gain (loss) on sale of assets.

The following table presents a reconciliation of net income attributable to Targa Resources Partners L.P. to Adjusted EBITDA for the periods indicated:

	Three Months Ended
	March 31,
	2011	2010
	(In millions)
Reconciliation of net income attributable to Targa Resources Partners LP to Adjusted EBITDA:
Net income attributable to Targa Resources Partners LP	$37.8	$42.6
Add:
Interest expense, net (1)	27.5	31.0
Income tax expense	1.8	1.5
Depreciation and amortization expenses	42.7	42.0
Risk management activities	0.2	(17.2)
Noncontrolling interests adjustment	(2.6)	(2.4)

Adjusted EBITDA	$107.4	$97.5

(1)	Includes affiliate and allocated interest expense.
Gross Margin. Gross margin is defined as revenues less purchases. It is impacted by volumes and commodity prices as well as by the Partnership’s contract mix and hedging program. The Partnership defines Natural Gas Gathering and Processing gross margin as total operating revenues from the sales of natural gas and NGLs plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases. Logistics Assets gross margin consists primarily of service fee revenue. Gross margin for Marketing and Distribution equals total revenue from service fees and NGL sales, less cost of sales, which consists primarily of NGL purchases, transportation costs and changes in inventory valuation. The gross margin impact of cash flow settlements are reported in Other.
Operating Margin. Operating margin is an important performance measure of the core profitability of the Partnership’s operations. The Partnership defines operating margin as gross margin less operating expenses. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges.
The GAAP measure most directly comparable to gross margin and operating margin is net income. Gross Margin and operating margin are not alternatives to GAAP net income, and have important limitations as analytical tools. You should not consider gross margin and operating margin in isolation or as substitutes for analysis of the Partnership’s results as reported under GAAP. Because gross margin and operating margin exclude some, but not all, items that affect net income and are defined differently by different companies in the Partnership’s industry, the Partnership’s definition of gross margin and operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of gross margin and operating margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes. Management reviews business segment gross margin and operating margin monthly as a core internal management process. The Partnership believes that investors benefit from having access to the same financial measures that its management uses in evaluating our operating results. Gross margin and operating margin provide useful information to investors because they are used as supplemental financial measures by the Partnership and by external users of the Partnership’s financial statements, including investors and commercial banks to assess:
•	the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
Management compensates for the limitations of gross margin and operating margin as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision-making processes.
The following table presents a reconciliation of gross margin and operating margin to net income for the periods indicated:

	Three Months Ended
	March 31,
	2011	2010
	(In millions)
Reconciliation of gross margin and operating margin to net income (loss):
Gross margin	$213.9	$185.9
Operating expenses	(65.9)	(62.2)

Operating margin	148.0	123.7
Depreciation and amortization expenses	(42.7)	(42.0)
General and administrative expenses	(31.8)	(25.0)
Interest expense, net	(27.5)	(31.0)
Income tax expense	(1.8)	(1.5)
Other, net	1.5	25.7

Net income	$45.7	$49.9

Targa Resources Corp. — Non-GAAP Financial Measures
This press release includes the non-GAAP financial measure distributable cash flow. The following table provides a reconciliation of this non-GAAP financial measure to its most directly comparable U.S. GAAP measure. Distributable cash flow should not be considered as an alternative to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.
Distributable Cash Flow— The Company defines distributable cash flow as net income attributable to the Targa Resources Corp excluding the Partnership’s earnings, plus depreciation and amortization of Non-Partnership assets, Non-Partnership deferred taxes, distributions that are attributable to the current period of the Partnership, losses (gains) on mark to market derivative contracts and certain pre-IPO tax impacts. Distributable cash flow is a significant performance metric used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by the Company to the cash dividends the Company expects to pay its shareholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash dividends. Distributable cash flow is also an important financial measure for the Company’s shareholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in the Company’s quarterly dividend rates. Distributable cash flow is also a quantitative standard used throughout the investment community because the share value is generally determined by the share’s yield (which in turn is based on the amount of cash dividends the entity pays to a shareholder). The economic substance behind the Company’s use of distributable cash flow is to measure the ability of the Company’s assets to generate cash flow sufficient to pay dividends to the Company’s investors.
The GAAP measure most directly comparable to distributable cash flow is net income. Distributable cash flow should not be considered as an alternative to GAAP net income. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility.
Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision making process.
The following table presents a reconciliation of net income of Targa Resources Corp. to distributable cash flow for the periods indicated:

Three Months Ended
March 31, 2011
(in millions)
Reconciliation of net income attributable to Targa Resources Corp. to Distributable Cash Flow
Net income of Targa Resources Corp.	$40.8
Less: Net income of Targa Resources Partners LP	(45.7)

Net income (loss) for TRC Non-Partnership	(4.9)
Plus: TRC Non-Partnership Income Tax Expense	4.0
Plus: Distributions declared by the Partnership(1)	14.4
Plus: Non-cash loss (gain) on hedges	(0.6)
Plus: Depreciation — Non-Partnership assets	0.7
Current Cash Tax Expense for TRC Non-Partnership(2)	(0.4)

Distributable cash flow	$13.2

(1)	Distributions from the Partnership’s earnings for the three months ending March 31, 2011. The distributions were announced on April 11, 2011 and will be paid on May 13, 2011.

(2)	Excludes $1.2 million of non-cash current tax expense arising from amortization of deferred tax assets from drop down gains realized for tax purposes and paid in 2010. Also, excludes $2.5 million of current tax expense from the $88.0 million reserve established at the IPO to fund taxes related to deferred tax gains.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements”. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership and the Company expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s and the Company’s control, which could cause results to differ materially from those expected by management of the Partnership and the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s and the Company’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither the Partnership nor the Company undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contact investor relations by phone at (713) 584-1133
Matthew Meloy
Senior Vice President, Chief Financial Officer and Treasurer

TARGA RESOURCES PARTNERS LP
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$63.6	$76.3
Trade receivables, net	444.1	466.1
Inventory	5.1	50.3
Assets from risk management activities	19.6	25.2
Other current assets	1.0	2.9

Total current assets	533.4	620.8

Property, plant and equipment, net	2,530.1	2,495.2
Long-term assets from risk management activities	14.9	18.9
Other long-term assets	62.3	51.5

Total assets	$3,140.7	$3,186.4

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$507.3	$575.6
Liabilities from risk management activities	56.1	34.2

Total current liabilities	563.4	609.8

Long-term debt payable to third parties	1,179.1	1,445.4
Long-term liabilities from risk management activities	55.5	32.8
Other long-term liabilities	51.2	49.3

Owners’ equity:
Targa Resources Partners LP owner’s equity	1,157.2	919.8
Noncontrolling interests in subsidiaries	134.3	129.3

Total owners’ equity	1,291.5	1,049.1

Total liabilities and owners’ equity	$3,140.7	$3,186.4

TARGA RESOURCES PARTNERS LP
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit amounts)

	Three Months Ended
	March 31,
	2011	2010
REVENUES	$1,614.5	$1,483.8
Product purchases	1,400.6	1,297.9
Operating expenses	65.9	62.2
Depreciation and amortization expenses	42.7	42.0
General and administrative expenses	31.8	25.0

Total costs and expenses	1,541.0	1,427.1

INCOME FROM OPERATIONS	73.5	56.7
Other income (expense):
Interest expense from affiliate	—	(13.5)
Interest expense allocated from Parent	—	(2.1)
Other interest expense, net	(27.5)	(15.4)
Equity in earnings of unconsolidated investments	1.7	0.3
Gain (loss) on mark-to-market derivative instruments	—	25.4
Other income (expense)	(0.2)	—

Income (loss) before income taxes	47.5	51.4
Income tax (expense) benefit:	(1.8)	(1.5)

NET INCOME	45.7	49.9
Less: Net income attributable to noncontrolling interests	7.9	7.3

NET INCOME ATTRIBUTABLE TO TARGA RESOURCES PARTNERS LP	$37.8	$42.6

Net income (loss) attributable to predecessor operations	$—	$30.1
Net income attributable to general partner	7.6	3.1
Net income attributable to limited partners	30.2	9.4

Net income (loss) attributable to Targa Resources Partners LP	$37.8	$42.6

Basic and diluted net income per limited partner unit	$0.37	$0.14

Basic and diluted weighted average limited partner units outstanding	82.3	68.0

TARGA RESOURCES PARTNERS LP
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED CASH FLOW INFORMATION
(In millions)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$45.7	$49.9
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization in interest expense	1.8	1.2
Amortization in general and administrative expense	0.2	0.1
Interest expense on affiliate and allocated indebtedness	—	15.6
Depreciation and other amortization expense	42.7	42.0
Accretion of asset retirement obligations	0.9	0.8
Deferred income tax expense	0.4	0.7
Equity in earnings of unconsolidated investment, net of distributions	(1.7)	0.4
Risk management activities	0.2	(18.6)
Changes in operating assets and liabilities:	8.4	28.3

Net cash used by operating activities	98.6	120.4

CASH FLOWS FROM INVESTING ACTIVITIES
Outlays for property, plant and equipment	(55.5)	(18.9)
Business acquisition	(29.0)	—
Investment in unconsolidated affiliate	(4.4)	—

Net cash used in investing activities	(88.9)	(18.9)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit facility	268.0	63.9
Repayments of credit facility	(832.0)	(225.2)
Proceeds from issuance of senior notes	325.0	—
Cash paid on note exchange	(27.7)	—
Proceeds from equity offerings	304.4	143.1
Costs incurred in connection with financing arrangements	(6.2)	—
Contributions from parent	2.5	—
Distributions to unitholders	(53.5)	(38.8)
Distributions under common control	—	(17.8)
Contributions from noncontrolling interest	0.6	—
Distribution to noncontrolling interests	(3.5)	(1.9)

Net cash provided in financing activities	(22.4)	(76.7)

Net change in cash and cash equivalents	(12.7)	24.8
Cash and cash equivalents, beginning of period	76.3	90.9

Cash and cash equivalents, end of period	$63.6	$115.7

TARGA RESOURCES CORP.
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended March 31,
	2011	2010
REVENUES	$1,618.1	$1,483.6
Costs and expenses:
Product purchases	1,400.6	1,297.7
Operating expenses	66.0	62.3
Depreciation and amortization expenses	43.4	42.8
General and administrative expenses	34.6	26.0

Total costs and expenses	1,544.6	1,428.8

INCOME FROM OPERATIONS	73.5	54.8
Other income (expense):
Interest expense, net	(28.5)	(27.5)
Equity in earnings of unconsolidated investments	1.7	0.3
Gain (loss) on debt repurchases	—	(17.4)
Gain on early debt extinguishment	—	28.9
Gain (loss) on mark-to-market derivative instruments	—	(0.3)
Other income (expense), net	(0.1)	0.1

Income before income taxes	46.6	38.9
Income tax (expense) benefit:	(5.8)	(3.0)

NET INCOME	40.8	35.9
Less: Net income attributable to noncontrolling interest	34.0	14.0

NET INCOME (LOSS) ATTRIBUTABLE TO TARGA RESOURCES	6.8	21.9
Dividends on Series B preferred stock	—	(4.6)
Undistributed earnings attributable to preferred shareholders	—	(17.3)

Net income (loss) available to common shareholders	$6.8	$—

Net income (loss) available per common share — basic	$0.17	$—

Net income (loss) available per common share — diluted	$0.16	$—

Weighted average shares outstanding — basic	40.9	3.9
Weighted average shares outstanding — diluted	41.3	3.9

TARGA RESOURCES CORP.
FINANCIAL SUMMARY (unaudited)
KEY TARGA RESOURCES CORP. BALANCE SHEET ITEMS
(In millions)

Three Months Ended
March 31, 2011
Cash and cash equivalents:
TRC Non-Partnership	$84.1
Targa Resources Partners	63.6

Total cash and cash equivalents	$147.7

Long-term Debt:
TRC Non-Partnership	$89.3
Targa Resources Partners	1,179.1

Total long-term debt	$1,268.4